EXHIBIT 4.2

STOCK OPTION AGREEMENT
COMMUNICATION INTELLIGENCE CORPORATION
2009 STOCK COMPENSATION PLAN

THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as _______________, (the “Effective Date”) is entered into by and between Communication Intelligence Corporation, a company organized in the State of Delaware (the "Company"), and ______________ (the "Optionee"), pursuant to the Communication Intelligence Corporation 2009 Stock Compensation Plan, as in effect and as amended from time to time (the "Plan").

WHEREAS, the Company has determined under the Plan to make one or more grants to the Optionee of options to purchase Company common stock, pursuant to the terms and in the amounts set forth on Exhibit A, which shall be amended by the Company from time to time to reflect additional grants;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the option hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  The Optionee hereby acknowledges receipt of a true copy of the Plan and that the Optionee has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.  Capitalized terms not defined herein have the meaning set forth in the Plan.

2. Grant of Option.  The Company hereby grants to the Optionee the stock option(s) set forth on Exhibit A, as amended from time to time, (each a "Stock Option") to acquire from the Company the aggregate number of Option Shares set forth on Exhibit A (the "Option Shares").  The type of stock option (incentive or nonqualified), Grant Date, Vesting Date, Expiration Date and Per Share Exercise Price for each Stock Option shall be as set forth on Exhibit A.  The Company shall deliver an amended Exhibit A to the Optionee for each additional Stock Option grant after the Effective Date.

3.           No Dividend Equivalents.  The Optionee shall not be entitled to receive a cash payment in respect of the Option Shares underlying the Stock Options on any dividend payment date for the Shares.

4.           Exercisability of Each Stock Option.

4.1           Each Stock Option is or shall become exercisable as to 100% of the applicable Option Shares on its Vesting Date, provided the Optionee is then employed by or performing services for the Company and/or one of its Subsidiaries or Affiliates.

EXHIBIT 4.2

           4.2           Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, each Stock Option shall expire and shall no longer be exercisable following its Expiration Date (as set forth in Exhibit A), with the period from the Vesting Date to the Expiration Date known as the "Option Period".

4.3           The Committee may, in its sole discretion, accelerate the exercisability of any portion of the unexercisable portion of a Stock Option at any time, including, but not limited to, upon a Participant's death or Disability (as defined in Sections 4.4 and 4.5 below).  In no event shall any Stock Option be exercisable for a fractional Share.

4.4           For purposes of this Agreement, "Disability," if the Participant is a party to an employment agreement, shall have the same meaning as in such employment agreement, otherwise, "Disability" means disability as determined by the Committee in accordance with the standards and procedures similar to those under the Company's or the relevant Affiliate's long-term disability plan, if any.  Subject to the first sentence of this Section 4.4, at any time that the Company or the relevant Affiliate does not maintain a long-term disability plan, "Disability" shall mean any physical or mental disability which is determined to be total and permanent by a doctor selected in good faith by the Company or the relevant Affiliate.

5.           Method of Exercise and Payment.  Each Stock Option shall be exercised by the Optionee by delivering to the Chief Financial Officer of the Company or his/her designated agent on any business day a written notice, in such manner and form as may be required by the Company, specifying the number of Option Shares the Optionee then desires to acquire (the "Exercise Notice").  The Exercise Notice shall be accompanied by payment of the aggregate Per Share Exercise Price set forth on Exhibit A for such number of the Option Shares to be acquired upon such exercise plus an amount sufficient to pay all taxes required to be withheld by any governmental agency.  Such payment shall be made in the manner set forth in Section 5.6 of the Plan.

6.           Termination of Service Relationship.

6.1           If the Optionee's Service Relationship with the Company and its Subsidiaries terminates for any reason, any then unexercisable portion of the Stock Options shall be forfeited by the Optionee and cancelled by the Company.

6.2           If the Optionee's Service Relationship with the Company and its Subsidiaries terminates for any reason other than due to the Optionee's death or Disability, the Optionee's rights, if any, to exercise any then exercisable portion of the Stock Options shall terminate ninety (90) days after the date of such termination, but not beyond the expiration of the Option Period, and thereafter the Stock Options shall be forfeited by the Optionee and cancelled by the Company.

6.3           If the Optionee's Service Relationship with the Company and its Subsidiaries is terminated due to the Optionee's death, or Disability, the Optionee (or, in the case of the Optionee's death, the Optionee's estate, designated beneficiary or other legal representative, as the case may be, as determined by the Committee) shall have the right, to the extent exercisable immediately prior to any such termination, to exercise the Stock Options at any time within the one (1) year period following such termination, but not beyond the expiration of the Option Period, and thereafter the Stock Options shall be forfeited by the Optionee and cancelled by the Company.

EXHIBIT 4.2

           6.4           The Committee may, in its sole discretion, determine that all or any portion of the Stock Options, to the extent exercisable immediately prior to the  termination of  the Optionee’s Service Relationship with the Company and/or one of its Subsidiaries for any reason, may remain exercisable for an additional specified time period after the relevant period specified above in this Section 6 expires (subject to any other applicable terms and provisions of the Plan and this Agreement), but not beyond the expiration of the Option Period.

6.5           If the Affiliate of the Company engaging the Optionee ceases to be an Affiliate of the Company, that event shall be deemed to constitute a termination of the Optionee’s Service Relationship described in Section 6.2 above (in connection with such termination of employment, the provisions in Section 6.1 would also be applicable).

7.           Non-transferability.  The Stock Option is not transferable, except by will or by the applicable laws of descent and distribution.  Following the Optionee’s death, the Stock Option may be exercised by the Optionee’s heirs or the personal representative of his or her estate.

8.           Entire Agreement; Amendment.  This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan; provided, however, that no such modification or amendment shall materially adversely affect the rights of the Optionee under any Stock Option without the consent of the Optionee.  This Agreement may also be modified or amended by a writing signed by both the Company and the Optionee.  The Company shall give written notice to the Optionee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

9.           Notices.  Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(i) If such notice is to the Company, to the attention of Chief Financial Officer or at such other address as the Company, by notice to the Optionee, shall designate in writing from time to time.

(ii)  If such notice is to the Optionee, at his or her address as shown on the Company's records, or at such other address as the Optionee, by notice to the Company, shall designate in writing from time to time.

EXHIBIT 4.2

        10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

11.           Compliance with Laws.  The issuance of this Stock Option (and the Option Shares upon exercise of this Stock Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue any Stock Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.  The Company reserves the right to further modify this Agreement to the extent necessary to conform to applicable law.

12.           Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Optionee shall not assign (except as provided by Section 7 hereof) any part of this Agreement without the prior express written consent of the Company.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

14.           Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

15.           Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

16.           Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

EXHIBIT 4.2

           IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee has hereunto set his hand, all as of the Grant Date specified above.

COMMUNICATION INTELLIGENCE CORPORATION

By:__________________________________

_____________________________________
Printed Name & Title

_____________________________________
Optionee

Printed Name

Required only in Community Property States: By his or her signature below, the spouse of the Optionee, if such Optionee is legally married as of the date of this Agreement, acknowledges that having read this Agreement and the Plan, and being familiar with the terms and provisions thereof, agrees to be bound by all the terms and conditions of this Agreement and the Plan.

Dated: ________________________	_____________________________ Spouse’s Signature ____________________________ Printed Name

By his or her signature below, the Optionee represents that he or she is not legally married as of the date of this Agreement.

Dated: _________________________	____________________________ Signature of Optionee

EXHIBIT 4.2

EXHIBIT A
STOCK OPTION GRANTS

Type of Option (ISO or NQSO)	Option Grant Date:	Vesting Date:	Expiration Date:	Per Share Exercise Price:	Number of Option Shares: